UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 16, 2014

BLACKSANDS PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-51427	20-1740044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bering, Suite 250, Houston, Texas 77057

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 554-4490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 15, 2014, the Board of Directors (the “Board”) of Blacksands Petroleum, Inc. (the “Company”) approved the filing of a Certificate of Designation of Preferences, Rights and Privileges of Series C Convertible Preferred Stock (“Certificate of Designation”), which was filed with and accepted by the Secretary of State of the State of Nevada on October 16, 2014. Pursuant to the Certificate of Designation, the Company established a new series of 1,750,000 shares of the Series C Convertible Preferred Stock (“Series C Preferred Stock”).

On October 16, 2014, the Company entered into a subscription agreement with Silver BF Ventures SDN BHD, a company incorporated in Malaysia (“Silver BF”), whereby the Company issued to Silver BF 1,000,000 shares of Series C Preferred Stock at a purchase price of $1.00 per share. The Series C Preferred Stock was issued in reliance on the exemption from registration provided by Regulation S as promulgated under the Securities Act of 1933, as amended.

Each share of Series C Preferred Stock has a stated value of $1.00 (“Stated Value”) and accrues a dividend of 3% of the Stated Value per annum, which is payable in additional shares of Series C Preferred Stock annually on December 31, in arrears, and beginning on December 31, 2014. Each share of Series C Preferred Stock may be converted at any time on or before June 30, 2017, into such number of shares of the Company’s common stock equal to the Stated Value divided by $1.00 per share. The Company has the right, at any time after June 30, 2017, to redeem the shares of Series C Preferred Stock, either in whole or in part, at the price of $1.00 per share. There are no voting rights underlying the Series C Preferred Stock.

The foregoing description of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation, which is filed as Exhibit 3.01 hereto, and which is incorporated herein by reference.

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Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

3.01	Certificate of Designation of the Series C Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on October 16, 2014.

10.01	Subscription Agreement by and between Blacksands Petroleum, Inc. and Silver BF Ventures SDN BHD, dated October 16, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: October 21, 2014	BY:	/s/ RHONDA ROSEN
Rhonda Rosen Interim President

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